Exhibit 10.42.1

CONTRACT

This contract (hereinafter referred to as the “Contract”) is entered into on this 25th day of March , 2013 (the “Effective Date”) by OxySure Systems, Inc., located at 10880 John W. Elliott Drive, Suite 600, Frisco, Texas 75033 (hereinafter referred to as “OXYS”); and PPAviation Corp., located at 62 Stutzman Road, Bowmansville, NY 14026-1046, herein referred to as “PPA” (OXYS and PPA may hereinafter be referred to collectively as the “Parties” or individually as a “Party”).

WHEREAS, The Parties entered into that certain teaming agreement dated March 25, 2013   (Teaming Agreement); and

WHEREAS, The Teaming Agreement provides for the Parties to enter into various contracts from time to time in connection and the business initiative outlined in Exhibit I, as amended from time to time of the Teaming Agreement (the “Business Initiative”); and

WHEREAS, the Parties wish to enter in this first contract (Contract No. 1) in furtherance of the Business Initiative; and

WHEREAS, the Customer in the Business Initiative outlined in the Teaming Agreement is Knight Aerospace Products, Inc., located at 1119 South Acme Road; San Antonio, TX, 78237-2231 U.S.A. (KAPI).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties to this Contract, the Parties agree as follows:

(1)	PPA has secured a 5-year contract with KAPI in connection with the Business Initiative outlined in the Teaming Agreement.

(2)	PPA and OXYS agree to the following Workshare (as defined in the Teaming Agreement):

a.
PPA will secure, or has secured certain parts and supplies (the “PPA Inputs”) in connection with the oxygen hoses (PN: 20465-5) and kitting related to the Aircraft Oxygen Systems contemplated by the Business Initiative, sufficient to produce one thousand (1,000) sub-assemblies, per that certain Customer purchase order number K3-29083.

b.
PPA will ship the PPA Inputs to OXYS to OXYS’s production facility located at 10880 John W. Elliott Drive, Suite 600, Frisco, Texas 75033. The PPA inputs may be shipped in lot quantities in a series of shipments.

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c.	Upon receipt of the PPA Inputs, OXYS will perform testing, quality control, final assembly, packaging and labeling as applicable, and in accordance with Customer’s reasonable instructions.

d.
OXYS will ship the final sub-assemblies (the “OxySure Kits”) to the Customer within 24 hours of completion of the Workshare items enumerated in 2(c) herein. The OxySure Kits may be shipped in lot quantities in a series of shipments, but not to exceed 1,000 kits for this Contract No. 1.

(3)	PPA and OXYS further agree as follows:

a.
Upon shipment of the OxySure Kits by OXYS to Customer, OXYS will invoice Customer $640 per OxySure Kit shipped (or any variation of this amount that is agreed to by the Parties and Customer) (the “Contract No. 1 Invoice Amount”);

b.	Simultaneously with (a) above, OxySure will issue to Customer a Credit Memo in the amount of $200 per Kit, in connection with Customer having paid for hoses on PPA’s behalf;

c.	Upon confirmed receipt of the net funds for the Contract No. 1 Invoice Amount by OXYS from Customer ($440 per Kit), OXYS shall, within 24 hours by wire transfer:

i.	Pay PPA an amount of $30 per OxySure Kit shipped to Customer, related to the cost of goods sold per kit;

ii.
Pay PPA an amount of $75 per OxySure Kit shipped to Customer, related to the aggregate total cost per kit expended by PPA for sales, marketing and contracting expenses incurred pursuant to the Business Initiative prior to the Effective Date.

iii.
Pay PPA an amount of $325 per OxySure Kit shipped to Customer, related to the aggregate total cost per kit expended by PPA for capitalized research & development expenses incurred pursuant to the Business Initiative prior to the Effective Date

iv.	Issue PPA, or any of its designees 75,000 shares of restricted common stock of OXYS.

d.	OXYS and PPA agree that the final quantities and monetary amounts set forth in this Section (3) are subject to variation and determination between OXYS, PPA and Customer.

(4)
Representations and Warranties.  The parties to this Agreement, and their agents represent and warrant they are entering into this Agreement and the performance by them, and their agents hereunder will not conflict with, violate or constitute a breach of, or require any consent or approval under any agreement, license, arrangement or understanding, or any law, judgment, decree, order, rule or regulation to which they and their agents are a party or by which it is bound. The signatories and parties to this agreement warrant that they are authorized to enter into this agreement and is binding upon the parties hereto.  All entities which are parties to this agreement warrant that they are in good standing and current with their states or locations of domicile and that their entering into this agreement will not violate or breach any other binding agreement of the parties.

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(5)
Severability.  If any provision of this Agreement is invalid and unenforceable in any jurisdiction, then to the fullest extent permitted by law: (1) the other provisions hereof shall remain in full force and effect in such jurisdiction; and (2) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or unenforceability of such provision in any other jurisdiction.

(6)
Entire Agreement.  This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof and cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by the parties.

(7)	Successors. This Agreement may not be assigned. Subject to the foregoing, in every respect, this Agreement shall inure to the benefit of and be binding upon the parties and their successors.

(8)	Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate, to as or be construed as a waiver of any subsequent breach.

(9)
Notices.  Any notice, request, demand or other communication in connection with this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested or sent by facsimile, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or, in the case of a facsimile, upon receipt thereof and (iv) addressed as follows:

OxySure Systems, Inc.	PP Aviation Corporation
ATTN: Julian Ross	ATTN: Lee Delellis
10880 John W. Eliott Drive	62 Stutzman Road
Suite 600
Frisco, Texas 75033	Bowmansville, NY 14026-1046

or to any such other or additional persons and addresses as the parties may from time to time designate in writing delivered in accordance with this Section.

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(10)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(11)
Applicable Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of Texas. In the event any action be instituted by a party to enforce any of the terms and provisions contained herein, the prevailing party in such action shall entitled to such reasonable attorneys' fees, costs and expenses as may be fixed by the Court.

IN WITNESS WHEREOF, the parties have executed this Agreement as the day and year first stated above.

OXYS, OxySure Systems, Inc.

By:
Title:
Date:

PPA, PPAviation Corp.

By:
Title:
Date:

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